June 2, 2025 Dear Sushmita, In recognition of your performance and growth in your role as Chief Accounting Officer, we are pleased to inform you that you have been promoted to Chief Financial Officer effective June 2, 2025. This letter acknowledges the amendment to Section 3 of your employment agreement dated November 26, 2024 (Employment Agreement), whereby you were eligible to receive Restricted Stock Units (RSUs) at a targeted value of $75,000 at grant. This letter hereby amends your Employment Agreement such that you are no longer eligible or entitled to receive any part of the $75,000 RSU outlined in your Employment Agreement and release any claims related to the same. Instead, you will be provided with a one-time retention bonus of $60,000, subject to applicable taxes and withholdings, contingent upon your continued employment through December 31, 2025. By signing this letter, you formally accept and acknowledge this change to your Employment Agreement. The bonus will be paid in a lump sum on the first regularly scheduled payroll cycle following December 31st,2025. If you terminate your employment prior to December 31st, 2025, you will forfeit any right to the retention bonus. All other terms and conditions of your employment, including those outlined in your Employment Agreement dated November 26, 2024, remain unchanged and in full effect. If you have any questions or concerns, please reach out to your leader or to the People Team. Thank you for your hard work and dedication to LanzaTech. Sincerely, Chad Thompson Chief People Officer Acknowledgment and Acceptance: ___________________________ Sushmita Koyanagi Date___________________________06/04/2025 /s/ Chad Thompson /s/ Sushmita Koyanagi